EXHIBIT 10.7.1



                               PRODUCTION PAYMENT
                           PURCHASE AND SALE AGREEMENT

                                 BY AND BETWEEN

                       AMERICAN NATURAL ENERGY CORPORATION
                                    AS SELLER

                                       AND

                       TRANSATLANTIC PETROLEUM (USA) CORP.

                                    AS BUYER
                           DATED AS OF MARCH 10, 2003


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                                TABLE OF CONTENTS
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
I.  CERTAIN DEFINITIONS...........................................................................................1
   1.1.    Certain Definitions....................................................................................1
   1.2.    Other Definitional Provisions..........................................................................7

II. PURCHASE AND SALE.............................................................................................7
   2.1.    Purchase and Sale......................................................................................7
   2.2.    Purchase Price.........................................................................................7
   2.3.    Effective Date.........................................................................................8
   2.4.    Use of Purchase Price..................................................................................8
   2.5.    Procedure for Advances.................................................................................8

III. CLOSING......................................................................................................8
   3.1.    Date of Closing........................................................................................8
   3.2.    Place of Closing.......................................................................................8
   3.3.    Closing Obligations....................................................................................8
   3.4.    Buyer's Conditions to Closing..........................................................................8
   3.5.    Seller's Conditions to Closing........................................................................10

IV.  REPRESENTATIONS AND WARRANTIES..............................................................................10
   4.1.    Representation and Warranties of Seller...............................................................10
   4.2.    Representations and Warranties of Buyer...............................................................13

V.  COVENANTS AND AGREEMENTS OF SELLER...........................................................................14
   5.1.    Books and Records.....................................................................................14
   5.2.    Items to be Furnished.................................................................................14
   5.3.    Inspection............................................................................................15
   5.4.    Taxes.................................................................................................15
   5.5.    Expenses..............................................................................................15
   5.6.    Maintenance of Existence, Assets and Business.........................................................15
   5.7.    Maintenance of Priority of Liens of Security Documents................................................15
   5.8.    Leases................................................................................................15
   5.9.    Compliance with Laws and Documents; Operatorship......................................................16
   5.10.   Insurance; Payment of Premiums........................................................................16
   5.11.   General Indemnification...............................................................................16
   5.12.   Environmental Indemnification.........................................................................17
   5.13.   Costs.................................................................................................18
   5.14.   Liens.................................................................................................18
   5.15.   Transactions with Affiliates..........................................................................18
   5.16.   Sale of Assets........................................................................................18
   5.17.   Mergers and Dissolutions..............................................................................18
   5.18.   Advance Payment Contracts.............................................................................18
   5.19.   Hydrocarbon Sales Contracts...........................................................................18
   5.20.   Defense of Security Documents.........................................................................19
   5.21.   Lines of Business.....................................................................................19
   5.22.   Environmental Protection..............................................................................19
   5.23.   Engineering Reports...................................................................................19



                                       i


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

   5.24.   Taxes and Recording Fees..............................................................................19

VI.  DEFAULT.....................................................................................................20
   6.1.    Negative Covenants....................................................................................20
   6.2.    Other Covenants.......................................................................................20
   6.3.    Voluntary Debtor Relief...............................................................................20
   6.4.    Involuntary Proceedings...............................................................................20
   6.5.    Attachment............................................................................................20
   6.6.    Payment of Judgments..................................................................................20
   6.7.    Default Under Other Debt..............................................................................20
   6.8.    Misrepresentation.....................................................................................21
   6.9.    Validity and Enforceability of Transaction Documents..................................................21

VII.  RIGHTS AND REMEDIES........................................................................................21
   7.1.    Rights and Remedies...................................................................................21
   7.2.    Performance by Buyer..................................................................................21

VIII.  MISCELLANEOUS.............................................................................................21
   8.1.    Further Assurances; Liens on Unit Areas...............................................................21
   8.2.    Survival..............................................................................................22
   8.3.    Confidentiality.......................................................................................22
   8.4.    Notices...............................................................................................22
   8.5.    Brokers...............................................................................................23
   8.6.    Amendments............................................................................................23
   8.7.    Assignment............................................................................................23
   8.8.    Announcements.........................................................................................23
   8.9.    Governing Law.........................................................................................23
   8.10.   Entire Agreement......................................................................................23
   8.11.   Parties in Interest...................................................................................23
   8.12.   Severability..........................................................................................23
   8.13.   Headings..............................................................................................24
   8.14.   Counterparts..........................................................................................24


                                    Exhibits
                                    --------

Exhibit A-1    -    Subject Leases and Permitted Burdens
Exhibit A-2    -    Subject Wells
Exhibit B      -    PP Conveyance
Exhibit C      -    Mortgage

                               Table of Schedules
                               ------------------

Schedule 4.1(h)   -        Material Agreements


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



                               PRODUCTION PAYMENT
                           PURCHASE AND SALE AGREEMENT
                           ---------------------------

         This Production Payment Purchase and Sale Agreement (the "AGREEMENT"), dated as of March 10, 2003, is by and between AMERICAN NATURAL ENERGY CORPORATION, an Oklahoma corporation ("SELLER"), and TransAtlantic Petroleum
(USA) Corp., a Colorado corporation ("BUYER").

                                    RECITALS
                                    --------

         A. Seller owns certain interests in and to a number of oil, gas and/or mineral leases in an area commonly known as the Bayou Couba Prospect in St. Charles Parish, Louisiana, which area covers T14S, R21E and R22E; and T15S, R21E and R22E (the "PROSPECT AREA").

         B. The oil, gas and mineral leases owned by Seller in the Prospect Area are more particularly described on Exhibit A-1 attached hereto and incorporated herewith (collectively the "SUBJECT LEASES").

         C. Seller is planning to drill or participate in the drilling of certain wells on the lands covered by the Subject Leases. Such wells are more particularly described in Exhibit A-2 attached hereto and incorporated herewith (collectively the "SUBJECT WELLS").

         In consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

                             I. CERTAIN DEFINITIONS
                             ----------------------

         1.1. Certain Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings herein ascribed to them and the capitalized terms defined in the opening paragraphs and subsequent paragraphs by inclusion in quotation marks and parentheses shall have the meanings so ascribed to them:

         "ACQUISITION AGREEMENT" means the Purchase and Exploration Agreement of even date herewith between Seller and Buyer pursuant to which Buyer is acquiring an undivided 10% of 8/8ths interest in and to the Subject Leases and other oil and gas properties and interests.

         "ADVANCE PAYMENT CONTRACT" means any contract whereby Seller receives or becomes entitled to receive (either directly or indirectly through a third party for Seller's account or benefit) any payment (an "ADVANCE PAYMENT") to be applied toward payment of the purchase price of Hydrocarbons produced or to be produced from any Subject Well and which Advance Payment is paid or to be paid in advance of actual delivery of such production to or for the account of the purchaser regardless of such production.

         "APPURTENANT RIGHTS," with respect to any Subject Well means all of the properties, rights and interests incident to said Subject Well to the extent that such properties, rights and interests are necessary for or used in connection with the ownership, operation and production of Hydrocarbons from said Subject Wells including without limitation: (i) all leases and the estates created thereby, insofar as the same grant or permit Seller the right to develop, produce and sell Hydrocarbons from said Subject Well; (ii) all valid unitization and pooling declarations, agreements, and/or orders and the properties covered in the units created thereby (including all units formed under orders, regulations, rules or other official acts of any Governmental Authority having jurisdiction), insofar and only insofar as the same relate to or affect said Subject Wells; (iii) all well and leasehold equipment, gathering systems, processing plants, improvements, machinery, equipment, supplies, goods, fixtures and other personal property of any kind or character whatsoever, insofar as the same are located on or used in connection with any of said Subject Well; (iv) all oil, Gas sales, operating, pooling, unitization, purchase, exchange and processing contracts, and all other contracts, agreements, and instruments, insofar as the same relate to any of said Subject Well; and (v) all permits, franchises, licenses, options, servitudes, leases, water leases, surface rights, easements and rights-of-way insofar as the same pertain to said Subject Well.

         "CLOSING" shall have the meaning set forth in Section 3.1.

         "CLOSING DATE" shall have the meaning set forth in Section 3.1.

         "CURRENT DATE" means any date not more than thirty (30) days prior to the Closing Date.

         "DEBT" means as to any Person at any time (without duplication): (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than ninety (90) days and (d) all obligations secured by a Lien existing on property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person.

         "DEBTOR RELIEF LAWS" means the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, fraudulent transfer or conveyance, suspension of payments or similar Laws from time to time in effect affecting the Rights of creditors generally.

         "DEDICATED INTERESTS, collectively, means each kind of character of the right, title, claim with interest that Seller has in the Subject Wells and the Appurtenant Rights with respect thereto.

         "DEFAULT" shall have the meaning set forth in Article VI.

         "DEVELOPMENT AGREEMENT" means that certain Development Agreement between Seller and Exxon effective as of November 22, 2002, as the same may be amended, supplemented, modified, restated and in effect from time to time.


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         "EFFECTIVE DATE" means 7:00 a.m. on February 1, 2003, at the location of the Dedicated Interests.

         "ENVIRONMENTAL LAWS" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Super Fund Amendments and Reauthorization Act of 1986, 42 U.S.C.A. ss.9601, et seq., the Resource Conservation and Recovery Act, as amended by the Hazardous Solid Waste Amendment of 1984, 42 U.S.C.A. ss.6901, et seq., the Clean Air Act, 42 U.S.C.A. ss.1251, et seq., the Toxic Substances Control Act, 15 U.S.C.A. ss.2601, et seq., The Oil Pollution Act of 1990, 33 U.S.G. ss.2701, et seq., and all other laws statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, order and restrictions of any federal, state, county, municipal and other governments, departments, commissions, boards, agencies, courts, authorities, officials and officers, domestic or foreign, relating to air pollution, water pollution, noise control and/or the handling, discharge, disposal or recovery of on-site or off-site asbestos or "hazardous substances" as defined by 42 U.S.C. ss. 9601, et seq., as amended, as each of the foregoing may be amended from time to time.

         "ENVIRONMENTAL LIABILITIES" means any claim, demand, obligation, cause of action, accusation, allegation, order, violation, damage, injury, judgment, penalty or fine, cost of enforcement, cost of remedial action or any other costs or expense whatsoever, including reasonable attorneys' fees and disbursements, resulting from the violation or alleged violation of any Environmental Law or the imposition of any Lien arising pursuant to any Environmental Law.

         "EXXON" means ExxonMobil Corporation.

         "GAS" means natural gas, gas well gas and casinghead gas, and the residue therefrom.

         "GAS BALANCING AGREEMENT" means any agreement or arrangement whereby Seller or any other party having an interest in any Hydrocarbons to be produced from the Dedicated Interests has a Right to take more than its proportionate share of production therefrom.

         "GAS COMMITMENT AGREEMENT" means any agreement or arrangement whereby Seller or any other party having an interest in any Hydrocarbons to be produced from the Dedicated Interests has a right to take more than its proportionate share of production therefrom.

         "GOVERNMENTAL AUTHORITY" means any nation or government, any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "HAZARDOUS MATERIAL" means any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed, regulated, or addressed under any Environmental Law.

         "HYDROCARBONS" means oil, Gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction


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therewith from a well bore and all products, by-products, and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including, but not limited to, sulfur, geothermal steam, water, carbon dioxide, helium, and any and all minerals, ores or substances of value and the products and proceeds therefrom.

         "LANDS" means the lands, tenements or hereditaments covered by the Subject Leases, and any other lands pooled or unitized therewith.

         "LAWS" means all applicable statutes, laws, ordinances, rules, regulations, orders, writs, injunctions, or decrees of any Governmental Authority, including the Environmental Laws, and any judicial interpretations thereof.

         "LIEN" means any lien, mortgage, security interest, tax lien, financing statement, pledge, charge, hypothecation, assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of Law, or otherwise.

         "LITIGATION" means any claim, demand or action conducted or threatened by or before any Governmental Authority, including, but not limited to, claims or demands by lessors under any Subject Leases for actual or claimed breaches of any express or implied covenant contained or referred to in the Subject Leases.

         "MATERIAL ADVERSE EFFECT" means (a) a material adverse effect upon the validity or enforceability of any Transaction Documents; or (b) a Default under any Transaction Documents.

         "MATERIAL AGREEMENT" means any material written or oral agreement, contract, commitment or understanding (other than a lease) to which Seller is a party, or by which Seller is directly or indirectly bound, and to which any Dedicated Interests may be subject, and which is not cancelable upon thirty (30) days or less notice without liability for further payment other than nominal penalty.

         "MORTGAGE" shall mean the Mortgage, Assignment, Security Agreement and Financing Statement in the form attached as Exhibit C hereto, to be delivered by Seller to Buyer, as the same may be amended, supplemented, modified, restated and in effect from time to time.

         "NET REVENUE INTEREST" means the decimal interest in and to all Hydrocarbons produced, saved and sold from a well located on the Dedicated Interests after giving effect to the Permitted Burdens.

         "NPI CONVEYANCE" means Conveyance of Net Profits Interest dated December 28, 2001 from Seller to the Liquidation Agent for the benefit of the members of Class 7 appointed in the Plan of Reorganization in the bankruptcy proceeding In Re Couba Operating Company, Case No. 00-11837-WV recorded in Entry No. 263437, COB 598, Page 322 of the public records of St. Charles Parish, Louisiana.


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

         "OBLIGATIONS" means collectively, (a) all present and future liabilities, obligations and indebtedness, or any part thereof, now or hereafter owed to Buyer by Seller arising from, by virtue of, or pursuant to any Transaction Document, together with all interest accruing thereon and costs, expenses and attorneys' fees incurred in the enforcement or collection thereof and (b) the obligation of Seller to perform or observe its obligations under the Transaction Documents.

         "OPERATING EXPENSES" means all actual out-of-pocket costs, expenses and expenditures incurred and which are required for the prudent operation of the Dedicated Interests and that are not included within the definition of Well Costs.

         "ORI CONVEYANCE" means that certain Conveyance of Overriding Royalty Interest dated December 28, 2001 from Seller to the Liquidation Agent for the benefit of the members of Class 7 appointed in the Plan of Reorganization in the bankruptcy proceeding In Re Couba Operating Company, Case No. 00-11837-WV recorded in Entry No. 263436, COB 598, Page 316 of the public records of St. Charles Parish, Louisiana.

         "PERMITTED BURDENS" means those royalties, overriding royalties and other non-expense bearing burdens against production more particularly described in Exhibit B attached hereto and made a part hereof, to the extent and only to the extent that the same burden the Dedicated Interests.

         "PERMITTED LIENS" means:

                  (a) lessor's royalties, overriding royalties, and division orders and sales contracts covering Hydrocarbons, reversionary interests and similar burdens, forced pooling orders and all existing operating agreements and unit agreements, if the net cumulative effect of such burdens does not operate to reduce Seller's Net Revenue Interests in the Dedicated Interests to less than the Net Revenue Interests set forth in Exhibit A-2;

                  (b) any and all federal and state regulatory orders and rules (other than forced pooling orders) to which the Dedicated Interests are presently subject;

                  (c) preferential rights to purchase and required third-party consents to assignments and similar agreements with respect to which (i) waivers or consents have been obtained from the appropriate parties, or (ii) required notice has been given to the holders of such rights and the appropriate time period for asserting such rights has expired without an exercise of such rights;

                  (d) Liens for Production Taxes or assessments not due or pursuant to which Seller is not delinquent, except such Liens that are being contested in good faith by appropriate proceedings being diligently pursued and for which adequate reserves have been established;

                  (e) all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if the same are customarily obtained after such sale or conveyance;

                  (f) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like; and easement for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the Dedicated Interests;

                  (g) Liens of operators relating to obligations not due or pursuant to which Seller is not delinquent, except such Liens that are being contested in good faith by appropriate proceedings being diligently pursued and for which adequate reserves have been established;

                  (h) title problems commonly encountered in the oil and gas business which would not be considered material by a reasonable and prudent person engaged in the business of the ownership, development and operating of oil and gas properties with knowledge of all the facts and appreciation of their legal significance;

                  (i) the Liens of the Security Documents; and

                  (j) the Liens of Seller's existing lenders subordinated to Buyer's Liens under the Security Documents at Closing.

         "PERSON" means any individual, corporation, business trust, association, company, partnership, joint venture, Governmental Authority or other entity.

         "PP CONVEYANCE" means the Production Payment Conveyance in the form attached as Exhibit D hereto, as the same may be amended, supplemented, modified or restated from time to time.

         "PRODUCTION PAYMENT" shall have the meaning stated in the PP
Conveyance.

         "PRODUCTION TAXES" means all severance, gross production, ad valorem, occupation, mortgage and other taxes or assessments of any kind whatsoever, imposed upon the Dedicated Interests or the production of Hydrocarbons from the Dedicated Interests, other than income or franchise taxes.

         "PURCHASE PRICE" shall have the meaning set forth in Section 2.2.

         "RIGHTS" means rights, remedies, powers, privileges and benefits.

         "SECURITY DOCUMENTS" shall mean the Mortgage, and any amendments thereto, and all other mortgages, deeds of trust, assignments, security agreements, pledge agreements, financing statements and other documents and agreements executed and delivered by Seller that grant a valid, perfected, and continuing Lien in and to, among other things, the Dedicated Interests to secure the payment or performance of the Obligations, or any part thereof, as the same may be amended, supplemented, modified, restated and in effect from time to time.


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

         "SUBJECT LEASES" is defined in Recital B.

         "TAXES" means all taxes, assessments, fees, levies, imposts, duties, deductions, withholdings or other charges of any nature whatsoever from time to time or at any time imposed by any Law or Governmental Authority.

         "TRANSACTION DOCUMENTS" means this Agreement, the PP Conveyance and the Security Documents.

         "UCC" means the Uniform Commercial Code as in effect in the State of Louisiana.

         "WELL COSTS," with respect to any Subject Well, means all costs and expenses incurred in connection with the drilling, testing, completing and equipping of said Subject Well including, but not limited to, such costs as are typically set forth in authorities for expenditures, and all costs and expenses incurred in connection with the fabricating and installing of appurtenant production and marketing facilities.

         "WORKING INTEREST" means the decimal interest in the full and entire leasehold estate in any well located on the Dedicated Interests and all rights and obligations of every kind and character pertinent thereto or arising therefrom, without regard to any valid lessor royalties, overriding royalties and/or other burdens against production, insofar as the interest in said leasehold is burdened with the obligation to bear and pay the cost of exploration, development and operation.

         1.2. Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words "hereof", "herein", and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all Article and Section references pertain to this Agreement. Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC.

                              II. PURCHASE AND SALE
                                  -----------------

         2.1. Purchase and Sale. Seller agrees to sell and convey and Buyer agrees to purchase and pay for the Production Payment, subject to the terms and conditions of this Agreement.

         2.2. Purchase Price. In consideration for the Production Payment, on the terms and conditions set forth herein, Buyer agrees to make advances to Seller from time to time during the period beginning on the Effective Date and ending on February 1, 2005, in such amounts as Seller may request up to an amount not to exceed, in the aggregate principal amount outstanding at any time, the sum of One Million Eight Hundred Thousand Dollars ($1,800,000). The aggregate amount advanced by Buyer hereunder shall be hereinafter referred to as the "PURCHASE PRICE." Seller acknowledges that, prior to the date of this Agreement, Buyer has advanced Seller the amount of $496,788.58, which amount is deemed to be and constitutes a portion of the Purchase Price hereunder for all purposes.

         2.3. Effective Date. The ownership of the Production Payment shall be transferred from Seller to Buyer at the Closing Date, but effective as of February 1, 2003, at 7:00 a.m., at the location of the Dedicated Interests (the "EFFECTIVE DATE").

         2.4. Use of Purchase Price. Seller covenants and agrees that the Purchase Price shall be used solely to finance the Well Costs incurred by Seller in connection with the Subject Wells.

         2.5. Procedure for Advances. Whenever Seller desires an advance of the Purchase Price, it shall give Buyer telegraphic, telex, facsimile or telephonic notice (an "ADVANCE NOTICE") of such requested advance, which in the case of telephonic notice, shall be promptly confirmed in writing. Each Advance Notice shall specify (i) the amount requested; (ii) the date upon which such advance is required and (iii) the Subject Well for which such funds will be used. Notwithstanding any other provision of this Agreement or any other Transaction Document, no advances shall be required to be made by Buyer hereunder if any Default has occurred or is continuing or if any event or condition has occurred or failed to occur which with the passage of time or service of notice, or both, would constitute a Default.

                                  III. CLOSING

         3.1. Date of Closing. The consummation of the transactions contemplated hereby ("CLOSING") shall be held on or before March 15, 2003. The date on which the Closing actually occurs is hereinafter called the "CLOSING DATE."

         3.2. Place of Closing. The Closing shall be held at the offices of Buyer in Dallas, Texas, or at such other place as Buyer and Seller may agree in writing.

         3.3. Closing Obligations. At or before the Closing the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

                  (a) Buyer shall pay to Seller that portion of the Purchase Price as requested by Seller in an Advance Notice delivered at Closing, in immediately available funds, by wire transfer.

                  (b) Seller shall execute, acknowledge and deliver the Transaction Documents (in sufficient counterparts to facilitate recording).

                  (c) Seller and Buyer shall execute, acknowledge and deliver such notices and instruments as may be necessary to evidence the transactions contemplated by this Agreement.

         3.4. Buyer's Conditions to Closing. The obligations of Buyer at the Closing are subject, at the option of Buyer, to the following conditions, any one or more of which may be waived, in whole or in part, by Buyer:


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

                  (a) that all representations and warranties contained in this Agreement and the other Transaction Documents (other than those of Buyer) shall be true and correct in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing;

                  (b) that Seller shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by Seller at or prior to Closing;

                  (c) that Buyer shall have consummated the transactions contemplated by the Acquisition Agreement;

                  (d) that no material adverse change shall have occurred to the condition of the Subject Leases or any of the other properties and interests described in the Acquisition Agreement or this Agreement, or to Seller's financial condition or business since the date of this Agreement;

                  (e) that Buyer shall have received on or before the Closing Date the following, each in form and substance satisfactory to Buyer and, unless indicated otherwise, dated the Closing Date:

                      (i) Resolutions. A copy of Seller's resolutions approving the Transaction Documents and authorizing transactions contemplated in this Agreement, duly adopted by the board of directors of Seller, accompanied by a certificate, dated the Closing Date, of the secretary or an assistant secretary of Seller, that such copy is a true and correct copy of resolutions duly adopted by such board of directors, that such resolutions constitute all the resolutions adopted with respect to such transactions, and that such resolutions have not been amended, modified or revoked in any respect, and are in full force and effect as of the Closing Date.

                      (ii) Material Agreements. Copies of all Material Agreements described on Schedule 4.1(h) and, in the case of any such agreement which contains provisions which would prohibit assignment to Buyer pursuant to the Security Documents, consents from each other party thereto to the assignment of such Material Agreements to Buyer pursuant to the Security Documents.

                      (iii) Operating Agreement. A copy of the operating agreement(s) to govern the any portion of the Dedicated Interests not covered by an existing operating agreement in form and substance satisfactory to Buyer to be executed by Seller and Buyer at or near Closing.

                       (iv) Subordination Agreements. A subordination agreement executed by Seller's existing lender(s) providing that such lenders' Liens are subordinated to Buyer and interests acquired being by Buyer pursuant to this Agreement.


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

                       (v) Other Documents. Such other agreements, documents, instruments, opinions, certificates and evidence as Buyer may reasonably request.

         3.5. Seller's Conditions to Closing. The obligations of Seller at the Closing are subject, at the option of Seller, to the following conditions, any one or more of which may be waived, in whole or in part, by Seller:

                  (a) that all representations and warranties of Buyer contained in this Agreement and the other Transaction Documents shall be true and correct in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing; and

                  (b) that Buyer shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing.

                       IV. REPRESENTATIONS AND WARRANTIES
                           ------------------------------

         4.1. Representation and Warranties of Seller. Seller represents and warrants to Buyer that:

                  (a) Existence and Authority. Seller is a corporation duly organized and validly existing and in good standing under the Laws of the State of Oklahoma and is duly qualified to transact business in the State of Louisiana. Seller possesses all requisite authority, power, licenses, permits and franchises to conduct its business as presently conducted, to own its properties and assets, and to execute, deliver and comply with the terms of the Transaction Documents, except where the failure to so possess would not, individually or collectively, have a Material Adverse Effect.

                  (b) Binding Obligations. The negotiation, preparation, execution and delivery of the Transaction Documents have been duly authorized and approved by all necessary corporate action of Seller and constitute the legal, valid and binding obligations of Seller enforceable against it in accordance with their terms, subject, however, to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the Rights of creditors, and to general principles of equity. The Security Documents create legal, valid and binding Liens (the creation of which does not require the consent of any third Person) in favor of Buyer in and to the Dedicated Interests, and such Liens have been duly perfected or will be duly perfected once the action required for perfection under applicable Law has been taken. Once perfected, such Liens shall constitute first and prior Liens on the Dedicated Interests, subject only to Permitted Liens.

                  (c) Compliance with Laws and Documents. Seller is not, nor will the execution, delivery and the performance of and compliance with the terms of the Transaction Documents cause Seller to be, in violation of (a) any Laws, other than such violations which would not, individually or collectively, cause a Material Adverse Effect, or (b) any material provision of its Articles of Incorporation or Bylaws. The execution, delivery, and the performance of and compliance with the terms of the Transaction Documents are not inconsistent with, and will not conflict with or result in any material breach of, or constitute a default (excluding defaults which individually or collectively would not have a Material Adverse Effect) under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property, assets or revenues of Seller pursuant to the terms of, any Subject Lease, any indenture, mortgage, deed of trust, agreement, contract, instrument or Law to which Seller is a party or by which Seller or any of Seller's property, assets or revenue is bound or to which it is subject.

                  (d) Litigation. Seller is not involved in, nor aware of the threat of, any Litigation that would, if adversely determined, have a Material Adverse Effect, nor are there any outstanding or unpaid judgments against Seller.

                  (e) Taxes. All Tax returns and reports of Seller required to be filed have been filed (or extensions granted), and all Taxes imposed upon Seller which are due and payable have been paid, other than Taxes being contested in good faith.

                  (f) Government Regulation. Neither Seller nor any transaction contemplated hereunder is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940, the Interstate Commerce Act (as any of the preceding acts have been amended), any regulations promulgated by the Office of Foreign Assets Control as codified in Chapter V of 31 C.F.R., or any other Law which regulates the incurrence of Debt, including, but not limited to, Laws relating to common or contract carriers or the sale of electricity, gas, steam, water or other public utility services.

                  (g) Properties; Liens.

                           (i) Seller has, except as otherwise stated in the
Transaction Documents, valid and indefeasible record, legal title to the Dedicated Interests free and clear of all Liens except Permitted Liens, and has full authority to create the Liens of the Security Documents thereon.

                           (ii) All Subject Leases are valid, subsisting and in
full force and effect, and have been maintained in full force and effect from the date of execution thereof through the date hereof, and all rentals, royalties and other amounts due and payable in respect thereof have been duly paid.

                           (iii) Without regard to any consent or non-consent
provisions of any joint operating agreement covering any of the Subject Wells, and after giving effect to the Permitted Burdens, Seller's share of (A) the costs and expenses for each Subject Well is not greater than the decimal fraction set forth in Exhibit A-1 and described therein as Working Interests,
(B) Hydrocarbons produced, saved and sold from each Subject Well is not less than the decimal fraction set forth in Exhibit A-1 and described therein as Net Revenue Interests.

                           (iv)  The calculations of the effect of the Permitted
Burdens contained in Exhibit A-1 are accurate and complete in all respects and are stated with such specificity that

Buyer will readily be able to discern the quantum of each such burden and its full impact on the Dedicated Interests without resort to any extraneous documents or information, and there are no other royalties, overriding royalties, net profits interests, or other burdens against production affecting the Dedicated Interests other than the Permitted Burdens.

                           (v)   As of the time each Subject Well becomes
subject to the Production Payment, (A) Seller will be entitled to receive payments for its share of production from each such Subject Well, with no funds in respect of any thereof being held in suspense, other than any such funds being held in suspense pending delivery of appropriate division orders, and (B) it will have been drilled, bottomed, completed and operated in all material respects in compliance with all Laws and no such well will be subject to any penalty in production by reason of such well having produced in excess of its allowable production.

                           (vi)  All of the Subject Wells are "New Wells," as
such term is defined in ORI Conveyance and the NPI Conveyance.

                           (vii) If Exxon participates in the drilling of any of
the Subject Wells pursuant to the Development Agreement, the interests created by the ORI Conveyance and the NPI Conveyance shall be proportionately reduced to the extent of Exxon's participation in any such Subject Well without any consent, approval or other action whatsoever by the owner(s) of such interests.

                  (h) Material Agreements. All Material Agreements, except for the Transaction Documents, are described on Schedule 4.1(h), and Seller is not, nor will the execution, delivery, and performance of and compliance with the terms of the Transaction Documents cause it to be, in default (nor has any potential default occurred) under any Material Agreement, other than such defaults or potential defaults which do not, individually or collectively, cause a Material Adverse Effect.

                  (i) No Consents. Except for the subordination agreements described in Section 3.4(e)(iv), no order, consent, approval, license, permit, waiver, exemption, authorization of or validation of, or filing, recording or registration with (except as heretofore have been obtained or made), or exemption by, any Person or Governmental Authority is required to authorize, or is required in connection with, the execution, delivery, performance, legality, validity, binding effect or enforceability of the Transaction Documents.

                  (j) Environmental Matters. Borrower has not received notice or otherwise learned of (i) any Environmental Liability which could individually or in the aggregate have a Material Adverse Effect arising in connection with (A) any non-compliance with or violation of the requirements of any Environmental Law or (B) the release or threatened release of any toxic or hazardous waste into the environment, (ii) any threatened or actual liability in connection with the release or threatened release of any toxic or hazardous waste into the environment which could individually or in the aggregate have a Material Adverse Effect, or (iii) any federal or state investigation evaluation whether any remedial action is needed to respond to a release or threatened release of any toxic or hazardous waste into the environment for which Borrower is or may be liable which could result in a Material Adverse Effect. Seller has obtained all permits, licenses, and authorizations that are required under applicable Environmental Laws, and all such permits, licenses, and authorizations are in good standing and Seller is in compliance with all of the terms and conditions of such permits, licenses, and authorizations.

                  (k) Insurance. Seller maintains insurance which complies with
Section 5.10.

                  (l) Advance Payment Contracts, Gas Balancing Agreements and Gas Commitment Agreements. None of the Dedicated Interests are the subject of any Advance Payment Contract, Gas Balancing Agreement or Gas Commitment Agreement.

                  (m) General. There are no material facts or conditions relating to the Transaction Documents, any of the Properties, or the financial condition and business of Seller which are, individually or collectively, a Material Adverse Effect and which have not been related in writing to Buyer. All writings heretofore or hereafter exhibited or delivered to Buyer by Seller are and will be genuine and in all respects what they purport and appear to be.

         4.2. Representations and Warranties of Buyer. Buyer represents and warrants to Seller that:

                  (a) Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Colorado, and is duly qualified to carry on its business in each state in which failure so to qualify would have a material adverse effect on Buyer's business or properties.

                  (b) Buyer has the requisite power and authority to carry on its business as presently conducted, to enter into and perform this Agreement and the other Transaction Documents to which it is or is to become a party, and the transactions contemplated by this Agreement, and the other Transaction Documents to which it is or is to become a party.

                  (c) This Agreement, and the other Transaction Documents to which it is or is to become a party, and the consummation of the transactions contemplated by this Agreement, and the other Transaction Documents to which it is or is to become a party, will not violate, constitute a default under, or be in conflict with, (1) any material provision of Buyer's Articles of Incorporation or Bylaws, (2) any material contract, agreement or instrument to which Buyer is a party or by which Buyer is bound, or (3) to the knowledge of Buyer, any judgment, decree, order, statute, rule or regulation applicable to Buyer.

                  (d) The execution, delivery and performance of this Agreement, and the other Transaction Documents to which it is or is to become a party, and the transactions contemplated by this Agreement, and the other Transaction Documents to which it is or is to become a party, have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement, and the other Transaction Documents to which it is or is to become a party, have been duly executed and delivered on behalf of Buyer and at the Closing all documents and instruments required hereunder to be executed and delivered by Buyer shall have been duly executed and delivered. This Agreement, and the other Transaction Documents to which it is or is to become a party will constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject, however, to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the Rights of creditors, and to general principles of equity.

                      V. COVENANTS AND AGREEMENTS OF SELLER
                         ----------------------------------

         So long as any of the Obligations shall remain unpaid or outstanding, and unless Buyer shall otherwise consent in writing, Seller covenants and agrees as follows:

         5.1. Books and Records. Seller shall keep, in accordance with generally accepted accounting principles consistently applied, proper and complete accounting books, records and accounts, and in respect of the Dedicated Interests, Seller shall maintain proper and complete lease record files, division order files, title record files, geological, geophysical, well and production files, and such other books and records as are usually and customarily maintained by a reasonable and prudent operator of oil and gas properties and, in each instance, will permit Buyer to inspect the same and make and take away copies thereof at reasonable times during normal business hours.

         5.2. Items to be Furnished. Seller shall cause the following to be furnished to Buyer:

                  (a) Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority or arbitrator affecting Seller which, if determined adversely to Seller, could have a Material Adverse Effect;

                  (b) As soon as possible and in any event within five (5) days after the occurrence of each Default, a written notice setting forth the details of such Default and the action that Seller has taken and proposes to take with respect thereto;

                  (c) As soon as possible and in any event within five (5) days after the occurrence thereof, written notice of any matter that could reasonably be expected to have a Material Adverse Effect;

                  (d) Promptly upon request therefor by Buyer (but not more often than once per month), a summary, or when requested by Buyer, copies, of all material proceedings, hearings or other actions conducted before any Governmental Authority in respect of well spacing, density, allowables, unitization and all other material Litigation in respect of the Dedicated Interests and the operations of Seller in respect thereto;

                  (e) Promptly after filing the same (but not more often than once per month), copies of all reports pertaining to the Dedicated Interests that are filed with the Louisiana Department of Natural Resources or other Governmental Authority; and

                  (f) Promptly upon request therefor by Buyer, such information (not otherwise required to be furnished under the Transaction Documents) respecting the business affairs, assets, and liabilities of Seller, in addition to those mentioned in this Agreement, as Buyer may reasonably request.

         5.3. Inspection. Seller shall allow Buyer at its sole risk and expense to inspect any of the Dedicated Interests and to discuss any of its affairs, conditions and finances with its directors, officers or employees from time to time during reasonable business hours, and Seller shall permit Buyer and its authorized agents, consultants and engineers, if any, access to any of the Dedicated Interests for the purposes of inspecting the same. Seller hereby authorizes all duly constituted federal, state and municipal authorities to furnish to Buyer copies of any reports of examination of Seller which have been made by such authorities and which relate to the Dedicated Interests.

         5.4. Taxes. Seller shall promptly pay when due any and all Taxes, except Taxes for which the criteria for Permitted Liens have been satisfied.

         5.5. Expenses. Seller shall pay within ten (10) days after request (a) all reasonable costs, fees and expenses paid or incurred by Buyer (including, but not limited to, any additional filing or recording fees and the reasonable fees and expenses of counsel to Buyer) in connection with any amendment, waiver or consent requested by Seller with respect the documents contemplated by this Agreement, (b) all reasonable costs, fees and expenses paid or incurred by Buyer after the occurrence of any Default in connection with the enforcement of the Obligations or the exercise of any Rights (including, but not limited to, reasonable attorneys' fees and court costs), all of which shall be a part of the Obligations.

         5.6. Maintenance of Existence, Assets and Business. Seller shall at all times: (a) maintain its existence and good standing in the State of Oklahoma and its authority to transact business and good standing in Louisiana; (b) maintain all licenses, permits and franchises reasonably necessary for the Dedicated Interests; (c) keep all of its assets which are useful in and reasonably necessary to the Dedicated Interests in good working order and condition and make all necessary repairs thereto and replacements thereof so that the value and operating efficiency thereof shall at all times be maintained and preserved; and (d) maintain all of its leases, privileges, licenses, permits, franchises, qualifications and rights that are reasonably necessary in the ordinary conduct of its business.

         5.7. Maintenance of Priority of Liens of Security Documents. Seller shall perform such acts and duly authorize, execute, acknowledge, deliver, file and record such additional assignments, security agreements, deeds of trust, mortgages, financing statements and other agreements, documents, instruments and certificates as Buyer may reasonably deem necessary or appropriate in order to perfect and maintain the Liens in favor of Buyer pursuant to the Security Documents and preserve and protect the Rights of Buyer.

         5.8. Leases. Except as specifically permitted by Section 5.16, Seller shall (a) continuously maintain and perpetuate (or, in respect of any Subject Leases in respect of which Seller is not the operator, use its best efforts to cause the operator in respect thereof to maintain and perpetuate) all Subject Leases in accordance with the reasonable usage and custom in the industry and in compliance with applicable Laws, (b) ensure the payment of all rentals, royalties, overriding royalties and other payments due with respect to the Subject Leases, and (c) not (i) permit the sale, farmout, disposition, surrender, abandonment, release or termination, in whole or in part, of any Subject Leases or (ii) enter into (or permit the operator with respect thereto, as the case may be, to enter into) any agreement related to, or any amendment or modification of, any lease, or any operating agreement, unit agreement, Gas purchase or sales contract, other Hydrocarbon sales contract, easement, license, franchise, permit or other contract or agreement of any character in respect of title to or operation of such Subject Lease or the production therefrom or the sale or transportation thereof (other than division orders and transfer orders or other agreements entered into in the ordinary course of business which are cancelable upon thirty (30) days' notice without penalty or liability to Seller).

         5.9. Compliance with Laws and Documents; Operatorship.

              (a) Seller will not, directly or indirectly, violate the provisions of any Laws, its organizational documents or any Material Agreement if such violation alone, or when aggregated with all other such violations, would cause a Material Adverse Effect. Seller will not amend, modify or terminate any of its organizational documents or any Material Agreement if such amendment, modification or termination would have a Material Adverse Effect.

              (b) With respect to all units operated by Seller on which any of the Subject Wells are located, without the prior written consent of Buyer, Seller shall not (i) resign as operator of such units or of the Subject Wells nor (ii) take any action or fail to take any action which could reasonably be expected to result in its removal as operator of such units or of the Subject Wells.

         5.10. Insurance; Payment of Premiums.

              (a) Seller shall, at its sole cost and expense, keep and maintain, in respect of the Dedicated Interests, such insurance as is generally kept and maintained by reasonable and prudent operators of oil and gas properties, including, but not limited to, worker's compensation insurance, property insurance and general liability insurance.

              (b) In all cases where Seller is operator, all policies of insurance on the Dedicated Interests shall be in a form, with such deductibles in such amounts, and with insurers recognized as financially sound and reputable by prudent business Persons in the same businesses as Seller and acceptable to Buyer. Upon Buyer's request, Seller annually shall deliver to Buyer a certificate of insurance for each policy of insurance and, upon request by Buyer, evidence of payment of all premiums therefor. All policies of insurance and the certificates evidencing the same related to the Dedicated Interests shall contain an endorsement, in form and substance acceptable to Buyer, showing Buyer as an additional loss payee. Such endorsement or an independent instrument furnished to Buyer shall provide that the insurance companies will give Buyer at least thirty (30) days' prior written notice before any such insurance shall be altered or canceled and that no act or default of Seller or any other Person shall affect the Rights of Buyer to recover under such insurance in case of loss or damage. If no Default has occurred and is continuing, Seller may use the proceeds of any such insurance to repair or replace the property the damage or destruction of which gave rise to such insurance proceeds.

         5.11. General Indemnification. Seller shall indemnify and hold harmless each of the Buyer and its shareholders and subsidiaries and their respective directors, officers, employees, representatives, agents, lenders, successors, assigns and attorneys (collectively, the "INDEMNIFIED PARTIES") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, proceedings, costs, expenses (including, without limitation, all reasonable attorneys' and consultants' fees and legal expenses whether or not suit is brought) and disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Indemnified Parties or any of them, in any way relating to or arising out of or in connection with any Transaction Document, or any of the transactions contemplated therein or the ownership of the Production Payment or the Dedicated Interests (collectively, the "INDEMNIFIED LIABILITIES"), including, without limitation, Indemnified Liabilities arising from the negligence or gross negligence (to the extent that such gross negligence is covered by insurance), whether sole or concurrent, of any of the Indemnified Parties; provided, however, that no Indemnified Party shall be indemnified hereunder for its own willful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Seller hereby agrees to make the maximum contribution to the payment in satisfaction of each of the Indemnified Liabilities that is permissible under applicable Law. The provisions of and undertakings and indemnification set forth in this Section shall survive (x) the satisfaction and payment of the Obligations and termination of this Agreement and the Production Payment, and
(y) the release of the Liens of the Security Documents or the extinguishment of such Liens by foreclosure or action in lieu thereof, so long as the liabilities for which indemnification is being sought are attributable to, or arise out of event occurring during, the period ending on the date on which the Production Payment has been fully discharged and has terminated.

         5.12. Environmental Indemnification. Seller shall indemnify, protect and hold the Indemnified Parties harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, proceedings, costs, expenses (including, without limitation, all reasonable attorneys' and consultants' fees and legal expenses whether or not suit is brought) and disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Indemnified Parties, with respect to or as a direct or indirect result of the violation by Seller of any of its representations and warranties in Section 5.1(j) or as a direct or indirect result of the violation by Seller (or any of its predecessors in interest) of or non-compliance with any Environmental Law; or with respect to or as a direct or indirect result of Seller's (or any of its predecessors in interest) use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence at or from the Lands or the Subject Leases of a Hazardous Material including, without limitation, (a) all damages of any such use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence, or (b) the costs of any required or necessary environmental investigation, monitoring, repair, cleanup or detoxification and the preparation and implementation of any closure, remedial or other plans. The provisions of and undertakings and indemnification set forth in this Section shall survive (x) the satisfaction and payment of the Obligations and termination of this Agreement and the Production Payment, and
(y) the release of the Liens of the Security Documents or the extinguishment of such Liens by foreclosure or action in lieu thereof, so long as the liabilities for which indemnification is being sought are attributable to, or arise out of event occurring during, the period ending on the date on which the Production Payment has been fully discharged and has terminated.

         5.13. Costs. Seller shall pay on a current basis all Operating Expenses, regardless of whether the proceeds from the sale of Hydrocarbons produced from the Dedicated Interests are sufficient to pay all or any part of such Operating Expenses.

         5.14. Liens. Seller will not directly or indirectly (a) create, incur, or suffer or permit to be created or incurred or to exist any Lien upon any of the Dedicated Interests except Permitted Liens, or (b) enter into or permit to exist any arrangement or agreement, other than the Transaction Documents, which directly or indirectly prohibits Seller from creating or incurring any Lien on any of the Dedicated Interests.

         5.15. Transactions with Affiliates. Seller will not, directly or indirectly, enter into any transaction (including, but not limited to, the sale or exchange of property or the rendering of service) with any of its affiliates, other than transactions in the ordinary course of business of Seller and upon fair and reasonable terms no less favorable than Seller could obtain or could become entitled to an arm's-length transaction with a Person which was not an affiliate.

         5.16. Sale of Assets. Seller will not, except in the ordinary course of business, directly or indirectly, sell, lease or otherwise dispose (including, without limitation, pre-sales of future Gas production) of any of the Dedicated Interests without the prior written approval of Buyer.

         5.17. Mergers and Dissolutions. Without Buyer's prior written consent, Seller will not, and will not permit any subsidiary to, become a party to a merger or consolidation, or purchase or otherwise acquire all or a substantial part of the business or property of any Person or any shares or other evidence of beneficial ownership of any Person, or wind-up, dissolve, or liquidate itself.

         5.18. Advance Payment Contracts. Seller shall not enter into any Advance Payment Contract affecting the Dedicated Interests without the prior written consent of Buyer.

         5.19. Hydrocarbon Sales Contracts. Seller shall:

               (a) with respect to those Hydrocarbons attributable to the Dedicated Interests which are crude oil, field condensate and other field liquids, only sell the same for (i) the best price available under the circumstances to Seller at the lease level, on the date of delivery, pursuant to a bona fide offer, posted price or other generally available marketing arrangement, or (ii) if no such offer, posted price or arrangement is available, sell the same for their fair market value, on the date of delivery, at the lease level, determined in accordance with other generally accepted and usual industry practices; and

               (b) except with respect to Advance Payment Contracts approved pursuant to Section 5.18, with respect to those Hydrocarbons attributable to the Dedicated Interests which are Gas, only sell the same for (i) the best price available under the circumstances to Seller at the wellhead, on the date of sale, pursuant to a bona fide offer or other generally available marketing arrangement, or (ii) if no such offer or arrangement is available, sell the same for their fair market value on the date of sale, at the wellhead, determined in accordance with other generally accepted and usual industry practices; provided, however, that with respect to any written marketing arrangement with an affiliate, Seller may sell the same to such affiliate for the best price available to Seller therefor at the wellhead, provided that such price is not less than could then be obtained in a bona fide, arms-length transaction with a nonaffiliated third party purchaser.

         5.20. Defense of Security Documents. If the validity or priority of the Security Documents or of any Rights or Liens created or evidenced thereby with respect to the Dedicated Interests or any part thereof or the title of Seller to the Dedicated Interests shall be attacked directly or indirectly or if any Litigation is instituted against Seller with respect thereto, Seller will give prompt written notice thereof to Buyer and at Seller's own cost and expense will diligently endeavor to cure any defect giving rise to such attack or Litigation, and will take all necessary and proper steps for the defense of such Litigation, including, but not limited to, the employment of counsel, the prosecution or defense of such Litigation and the release or discharge of all adverse claims, and Buyer (whether or not named as a party to such Litigation), is hereby authorized and empowered to take such additional steps as in its judgment and discretion may be reasonably necessary or proper for the defense of any such Litigation or the protection of the validity or priority of the Security Documents and the Rights and Liens created or evidenced thereby, including but not limited to the employment of independent counsel, the prosecution or defense of such Litigation, the compromise or discharge of any adverse claims made with respect to the Dedicated Interests, the purchase of any tax title and the removal of prior Liens, and all expenditures so made of every kind and character shall become part of the Obligations (which Seller hereby expressly promises to pay), and Buyer shall be subrogated to all Rights of the Person receiving such payment.

         5.21. Lines of Business. Seller will not engage in any line or lines of business activity other than the acquisition, exploration, development or production of oil and gas Properties or the processing, marketing, refining, storing, and transporting of Hydrocarbons.

         5.22. Environmental Protection. Seller will not (a) use (or permit any tenant to use) any of the Subject Leases for the handling, processing, storage, transportation, or disposal of any Hazardous Material, except in compliance with applicable Environmental Laws, (b) generate any Hazardous Material, except in compliance with applicable Environmental Laws, (c) conduct any activity that is likely to cause a release or threatened release of any Hazardous Material, except in compliance with applicable Environmental Laws, or (d) otherwise conduct any activity or use any of the Subject Leases in any manner that is likely to violate any Environmental Law or create any Environmental Liabilities for which Seller would be responsible, except for circumstances or events described in clauses (a) through (d) of this Section that would not have, individually or in the aggregate, a Material Adverse Effect.

         5.23. Engineering Reports. Promptly after January of each calendar year, commencing with the calendar year of 2003, and in any event on or before April 10 of each such calendar year, Seller shall deliver to Buyer (or to its lender or other designee) at Seller's expense, an Engineering Report dated as of January 1 of such calendar year covering all Dedicated Interests.

         5.24. Taxes and Recording Fees. Seller shall pay all use, sales and other similar Taxes which are imposed as a result of the transfer of the Production Payment, together with all documentary, filing and recording fees required in connection with the filing and recording of the Security Documents or other documents to be delivered at Closing.

                                   VI. DEFAULT
                                       -------

         The term "DEFAULT" means the occurrence of any one or more of the following events (including the passage of time, if any, specified therefor) (provided that if any such event occurs and Buyer subsequently agrees in writing that it will not exercise any Rights hereunder as a result thereof, the occurrence of such event shall no longer be deemed a "Default" hereunder insofar as the state of facts giving rise to such event is concerned, but the same shall not operate as or be deemed to be a waiver with respect to any identical or similar state of facts in existence or occurring theretofore or thereafter):

         6.1. Negative Covenants. The failure or refusal of Seller to punctually and properly perform, observe and comply with any covenant, agreement or condition contained in Sections 5.14, 5.15, 5.16 and 5.17.

         6.2. Other Covenants. The failure or refusal of Seller to punctually and properly perform, observe and comply with any covenant, agreement or condition contained in any of the Transaction Documents, other than covenants listed in Section 6.1, and such failure or refusal continues for a period of thirty (30) days after Seller has notice thereof.

         6.3. Voluntary Debtor Relief. Seller shall (a) execute an assignment for the benefit of creditors, (b) admit in writing its inability to pay its Debts generally as they become due, (c) voluntarily seek the benefits of any Debtor Relief Law, or (d) take any action to authorize any of the foregoing.

         6.4. Involuntary Proceedings. Seller shall involuntarily (a) have an order, judgment or decree entered against it by any Governmental Authority pursuant to any Debtor Relief Law or (b) have a petition filed against it seeking the benefit or benefits provided for by any Debtor Relief Law, and such order, judgment, decree or petition is not discharged within sixty (60) days after the entry or filing thereof.

         6.5. Attachment. The failure to have discharged within a period of thirty (30) days after the commencement thereof any attachment, sequestration or similar proceeding against any assets of Seller with a value, individually or collectively, in excess of $150,000.

         6.6. Payment of Judgments. Seller fails to pay any money judgment in excess of $150,000 against it or its assets at least ten (10) days prior to the date on which any of Seller's assets may be sold to satisfy such judgment.

         6.7. Default Under Other Debt. Seller defaults in the due and punctual payment of the principal of or the interest on any Debt (other than the Obligations) individually or in the aggregate exceeding $150,000.

         6.8. Misrepresentation. The discovery by Buyer that any statement, representation or warranty in the Transaction Documents or in any writing ever delivered pursuant to the Transaction Documents is false, misleading or erroneous in any material respect when made or deemed to be repeated.

         6.9. Validity and Enforceability of Transaction Documents. Except pursuant to the express terms of any Transaction Document, any Transaction Document shall, at any time after its execution and delivery and for any reason, cease to be in full force and effect or be declared to be null and void by a non-appealable judgment of a court of competent jurisdiction, or any Lien granted pursuant to any Security Document shall cease to be perfected and of first priority due to Seller's action or inaction (except for Permitted Liens), or the validity or enforceability thereof shall be contested by Seller or Seller shall deny that it has any or any further liability or obligations under any Transaction Document.

                            VII. RIGHTS AND REMEDIES
                                 -------------------

         7.1. Rights and Remedies. If any Default shall occur and be continuing, Buyer may do any one or more of the following:

                  (a) Judgment. Reduce any claim to judgment.

                  (b) Foreclosure. Foreclose or otherwise enforce any Lien granted to Buyer to secure payment and performance of the Obligations in accordance with the terms of the Transaction Documents.

                  (c) Rights. Exercise any and all Rights afforded by the Laws of the State of Texas, by any of the Transaction Documents, by equity, or otherwise.

         7.2. Performance by Buyer. If Seller shall fail to perform any covenant, duty, or agreement in accordance with the terms of the Transaction Documents, Buyer may, after notice in writing to Seller, perform or attempt to perform, such covenant, duty, or agreement on behalf of Seller. In such event, Seller shall, at the request of Buyer, promptly pay to Buyer any amount reasonably expended by Buyer in such performance or attempted performance, together with interest thereon at the highest nonusurious rate permitted by applicable Law from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly agreed that Buyer shall not have any liability or responsibility for the performance of any obligation of Seller under any Transaction Document.

                               VIII. MISCELLANEOUS
                                     -------------

         8.1. Further Assurances; Liens on Unit Areas.

                  (a) At the Closing and thereafter as may be required, Seller and Buyer shall timely execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and take such other action as reasonably may be necessary or advisable to evidence and effectuate the transactions contemplated by the Transaction Documents, and to carry out their respective obligations under the Transaction Documents and under any document, certificate or other instrument delivered pursuant thereto.

                  (b) Pursuant to the Development Agreement, Seller and Exxon have established an area of mutual interest (the "ANEC/EM AMI") and a procedure for development of the lands within the ANEC/EM AMI. The Subject Wells are to be located on lands within the ANEC/EM AMI. The Parties acknowledge and agree that the units established for the Subject Wells pursuant to the Development Agreement (the "Unit Areas") are intended to be part of the collateral security for the repayment of the Obligations. In this regard, if requested by Buyer, Seller will execute in favor of Buyer such supplemental or additional mortgages, security agreements, or amendments (in form and substance satisfactory to Buyer) granting a Lien to Buyer on the Unit Areas, in which event the Unit Areas will constitute part of the security for the repayment of the Obligations.

         8.2. Survival. Except as otherwise specifically provided herein, all representations, warranties, covenants and agreements included or provided in this Agreement shall survive the Closing for a period ending on the date on which the Production Payment has been fully discharged and has terminated.

         8.3. Confidentiality. The terms of this Agreement are considered confidential to the parties hereto, and neither party may disclose any of the terms of this Agreement to any third Person without the prior written consent of the other Person (which consent will not be unreasonably withheld); provided, however, that each party may disclose the terms of this Agreement as required by Law and to those of its and its affiliates' employees, directors, shareholders, lenders, attorneys, accountants, engineers and other consultants as may be required in connection with the negotiation, evaluation and implementation of this Agreement.

         8.4. Notices. All notices and communications required or permitted under this Agreement shall be in writing, and any communication or delivery hereunder shall be deemed to have been duly made when personally delivered to, or when a telecopy has been received at, or if mailed, when received by the party charged with such notice, and addressed to the address indicated below:

         If to Seller:                       If to Buyer:

         American Natural Energy Corporation TransAtlantic Petroleum (USA) Corp.
         7030 South Yale Ave., Suite 404     2200 Ross Ave., Suite 4560E
         Tulsa, Oklahoma  74136.....         Dallas, Texas  75201
         Attention: Michael Paulk            Attention:  Scott C. Larsen
         Phone:     (918) 481-1440           Phone:      (214) 220-4323
         Fax:       (918) 481-1473           Fax:        (214) 220-4327

Any party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.

         8.5. Brokers. Seller hereby covenants and agrees (a) to pay any brokerage or finder's fee or any other remuneration to a broker, finder or agent which may be payable as a result of or in connection with the transactions contemplated by this Agreement as a result of any agreement or arrangement entered into by Seller or its affiliates with any such broker, finder or agent, and (b) to protect, defend, indemnify and hold harmless Buyer from and against any such fee or remuneration.

         8.6. Amendments. This Agreement may not be amended nor any Rights hereunder waived except by an instrument in writing signed by the party to be charged with such amendment or waiver and delivered by such party to the party claiming the benefit of such amendment or waiver.

         8.7. Assignment. Seller shall not assign all or any portion of its Rights or delegate all or any portion of its duties hereunder or under any other Transaction Document without the express written consent of Buyer. Buyer shall have the right to assign, sell, transfer, convey, pledge, mortgage or otherwise encumber any of the Rights conferred upon it by the terms of the Transaction Documents.

         8.8. Announcements. Seller and Buyer shall consult with each other with regard to all press releases and other announcements issued concerning this Agreement or the transactions contemplated hereby, and except as may be required by Laws, neither Buyer nor Seller shall issue any such press release or other publicity without the prior written consent of the other party, which consent shall not be unreasonably withheld.

         8.9. GOVERNING LAW. THIS AGREEMENT AND THE TRANSACTION DOCUMENTS (OTHER THAN AS TO MATTERS OF PERFECTION OF SECURITY INTERESTS OR LIENS WHICH MUST BE GOVERNED BY THE LAWS OF OTHER JURISDICTIONS) SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS CONFLICTS-OF-LAW RULES.

         8.10. Entire Agreement. This Agreement (including the exhibits hereto) and the Transaction Documents constitute the entire understanding between the parties with respect to the subject matter hereof and thereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter, including without limitation that certain letter agreement dated January 16, 2003 between Seller and Buyer.

         8.11. Parties in Interest. This Agreement and all its terms, provisions, conditions, covenants, indemnities and warranties shall be binding upon and shall inure to the benefit of the parties hereto, and except as otherwise prohibited, their respective successors and assigns. Except as expressly stated herein, nothing contained in this Agreement is intended to confer any Rights upon any other Person.

         8.12. Severability. If any term or provision of this Agreement is determined to be invalid, illegal or incapable of being enforced in whole or in part by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect.

         8.13. Headings. The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

         8.14. Counterparts. This Agreement may be executed by Buyer and Seller in counterparts, each of which shall be deemed an original instrument but all of which together shall constitute one and the same instrument.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

         EXECUTED as of the date first above written.

                           SELLER:

                           AMERICAN NATURAL ENERGY CORPORATION


                           By:
                              --------------------------------------------------
                                    Michael Paulk
                                    President

                           BUYER:

                           TRANSATLANTIC PETROLEUM (USA) CORP.


                           By:
                              --------------------------------------------------
                                    Scott C. Larsen
                                    President

                                   EXHIBIT A-1

                                 SUBJECT LEASES

"Bayou Couba Lease": Oil, Gas and Mineral Lease from Delta Securities Company, Inc., as Lessor, to Gulf Refining Company, as Lessee, dated November 14, 1941, recorded in Entry No. 1458, Conveyance Book SS, Folio 382, of the records of St. Charles Parish, Louisiana.

                      WORKING INTEREST/NET REVENUE INTEREST

I. BEFORE TAKING INTO EFFECT EXXON'S PARTICIPATION UNDER THE DEVELOPMENT
   AGREEMENT:

ANEC's WI         =   81.25% (See Note 1)

ANEC's NRI        =   60.9375% (See Note 2)

Note 1: This interest has been calculated by giving effect to (a) the conveyance of 10% WI to Buyer pursuant to the Acquisition Agreement and (b) the terms of that certain Compromise Settlement Agreement (the "Settlement Agreement") dated January 20, 2003 among Seller and James Brent Johnson, et al. (the "Other WI Owners")

Note 2: This interest is subject to "Permitted Burdens," which consists of (a) all valid lessor royalties, the effect of which has been included in the above Net Revenue Interest, (b) an overriding royalty interest in favor of B&C Oil Company created in Assignment recorded in Entry No. 181002, COB 474, Folio 548 of the public records of St. Charles Parish, Louisiana (the "B&C ORI"), the effect of which has been included in the above Net Revenue Interest, (c) a term overriding royalty interest created in the ORI Conveyance, which reduces the NRI to 58.5% during the effectiveness of such overriding royalty interest, and (d) a nets profits interest created in the NPI Conveyance, which reduces revenues according to the following:

                           A. Net Revenues Before NPI = gross revenues
                  attributable to ANEC's interest in a Subject Well less Operating Costs and Production Taxes and less any Direct Costs (as such term is defined in the NPI Conveyance) not already included in Operating Costs or Production Taxes.

                           B. If Net Revenues Before NPI is a positive amount,
                  then Net Available Revenue equals 85% of Net Revenue Before NPI, and if Net Revenue Before NPI is a negative amount, the Net Available Revenue equals 100% of the Net Revenue Before NPI.

                           C. Net Available Revenue is allocated pursuant to the
                  Production Payment as follows:

                                 Seller:  25%
                                 Buyer:   75%

II. AFTER TAKING INTO EFFECT EXXON'S PARTICIPATION UNDER THE DEVELOPMENT
    AGREEMENT: (See Note 3)

ANEC's WI         =     35.625% (See Note 4)

ANEC's NRI        =     26.71875% (See Note 5)

Note 3: Exxon has elected to participate for an undivided 50% WI in each of the Subject Wells pursuant to the Development Agreement.

Note 4: This interest has been calculated by giving effect to (a) Exxon's 50% participation in the Development Agreement; (b) the conveyance of 10% WI to Buyer pursuant to the Acquisition Agreement and (c) the terms of the Settlement Agreement, in particular those provisions providing that the interests of the Other WI Owners are to be proportionately reduced to the same extent that Exxon's participation pursuant to the Development Agreement bears to 100%.

Note 5: This interest is subject to "Permitted Burdens," which consists of (a) all valid lessor royalties, the effect of which has been included in the above Net Revenue Interest, (b) the B&C ORI, the effect of which has been included in the above Net Revenue Interest, (c) a term overriding royalty interest created in the ORI Conveyance, which reduces the NRI to 25.65% during the effectiveness of such overriding royalty interests; and (d) a nets profits interest created in the NPI Conveyance, which reduces revenues according to the following:

                           A. Net Revenues Before NPI = gross revenues
                  attributable to ANEC's interest in a Subject Well less Operating Costs and Production Taxes and less any Direct Costs (as such term is defined in the NPI Conveyance), not already included in Operating Costs or Production Taxes.

                           B. If Net Revenues Before NPI is a positive amount,
                  then Net Available Revenue equals 92.5% of Net Revenue Before NPI, and if Net Revenue Before NPI is a negative amount, the Net Available Revenue equals 100% of the Net Revenue Before NPI.

                           C. Net Available Revenue is allocated pursuant to the
                  Production Payment as follows:

                                    Seller:  25%
                                    Buyer:   75%

                                   EXHIBIT A-2

                                  SUBJECT WELLS

1. DELTA SECURITIES CO. INC # 112 ST Section 13-T15S-R21E St. Charles Parish, LA

   Surface Location:                 430' FWL and 3200' FNL of Sec. 13-T15S-R21E

   Anticipated Bottom Hole Location: 1237'FWL and 1692' FNL of Sec. 18-T15S-R21E


2. DELTA SECURITIES CO. INC # 92 ST Section 13-T15S-R21E  St. Charles Parish, LA

   Surface Location:                890' FSL and 600' FWL of Sec. 13-T15S-R21E

   Anticipated Bottom Hole Location: 1240' FSL and 600' FWL of Sec. 13-T15S-R21E


3. DELTA SECURITIES CO. INC # 111 ST Section 18-T15S-R22E St. Charles Parish, LA

   Surface Location:                 Latitude 29 degrees 46'21"N, Longitude 90
                                     degrees 17'01"W located in Sec.18-T15S-R22E

   Anticipated Bottom Hole Location: 645' FWL and 2480' FSL of Sec. 18-T15S-R22E

4. DELTA SECURITIES CO. INC # 109 ST Section 14-T15S-R21E St. Charles Parish, LA

   Surface Location:                2750' FWL and 3200' FNL of Sec. 14-T15S-R21E

   Anticipated Bottom Hole Location: 2550' FSL and 190' FEL of Sec. 14-T15S-R21E

                                    SCHEDULES

                                SCHEDULE 4.1 (H)
                               MATERIAL AGREEMENTS

1.       Development Agreement

                                    EXHIBIT B

                              FORM OF PP CONVEYANCE

                                    EXHIBIT C

                                FORM OF MORTGAGE